EXHIBIT 10.29

SETTLEMENT AGREEMENT

This Settlement Agreement is made on April 1, 2020.

THE PARTIES

1.

Alternus Energy Inc., a corporation, incorporated under the laws of the United States of America, having its statutory seat in New York, with its registered office at the One World Trade Center, Suite 8500 (NY 10007), United States of America (“Alternus”);

2.

AEN 01 B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam, at Schiphol, with its registered office at the Evert van de Beekstraat 1, 104 The Base B (1118CL), the Netherlands (“AEN 01”);

3.

 AE Europe B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam, at Schiphol, with its registered office at the Evert van de Beekstraat 1, 104 The Base B (1118CL), the Netherlands (“AE Europe”);

4.

Zonnepark Rilland B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam, at Schiphol, with its registered office at the Evert van de Beekstraat 1, 104 The Base B (1118CL), the Netherlands (“Target”);

hereafter referred to as “Alternus c.s.”;

and

5.

Unisun Energy B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its statutory seat in Rotterdam, the Netherlands, with its registered office at Marten Meesweg 8, (3068AV) Rotterdam, the Netherlands (“Unisun”);

6.

Uper Energy Europe B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its statutory seat in Rotterdam, the Netherlands, with its registered office at Marten Meesweg 8, (3068AV) Rotterdam, the Netherlands (“UEE”),

together referred to as “Parties”;

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WHEREAS

A.

Unisun, Target and PCG_Holdco UG (“PCG”) entered into a sale purchase agreement (the “SPA”) on 29 July 2019, in which Unisun initially sold all the shares in the share capital of Zonnepark Rilland to PCG, a subsidiary of Alternus.

B.

On 13 December 2019 Alternus, AEN 01, Target, PCG and Unisun entered into an addendum on the SPA (the “Addendum”), in which these parties agreed that (i) AEN 01, another subsidiary of Alternus, would become the purchaser of the shares of the Target, (ii) the purchase price for the shares would be paid in the following two instalments (article 3.1 (d)): i. a cash amount of EUR 1,850,000 to be paid by AEN 01 no later than 9.00 am CET on the day of the transfer of the Shares by Unisun to AEN 01: and ii. a remaining amount EUR 1,689,864.40, which payment obligation was assigned by AEN 01 to Alternus and was assumed by Alternus, and which remaining amount remains payable by Alternus to Unisun under the terms and conditions as laid down in the loan agreement entered into between Unisun and Alternus on 20 December 2019 (the “Loan Agreement”) for a principal amount of EUR 1,689,864.40 (the “Loan”) with the ultimate repayment date on 31 January 2020 (the Repayment Date).

C.

In addition to the above payments and pursuant to the Addendum, AEN 01 is obliged to pay to Unisun a penalty of EUR 888,- per day, calculating from 15 October 2019 until the day of full repayment of the Loan (the “Penalty”).

D.

In addition, Alternus has a payment obligation to Unisun under the management services agreement (the “MSA”) that Alternus, Unisun and Target entered into on 19 December 2019, amounting to EUR 1,112 per day, calculating from 15 October 2019 until the day of full repayment of the Loan (the “MSA Consideration”).

E.	Unisun transferred the shares of the Target to AEN 01 by notary deed on 20 December 2019.

F.

On 11 February 2020 Unisun obtained leave from the interim relief judge of the Court of Amsterdam for three pre-judgment attachments (conservatoir beslag) on the shares in the capital of (i) AEN 01, (ii) AE Europe and (iii) Zonnepark Rilland. On 25 February 2020 Unisun served Alternus and AEN 01 for the repayment of the Loan and the Penalty.

G.

Parties have agreed that they wish to settle the payment of the Loan, the Penalty and the MSA Consideration and to grant a full and final discharge (finale kwijting) therefore and Unisun is prepared to lift the three-pre-judgement attachments on the shares of AEN 01, AE Europe and Zonnepark Rilland and to withdraw the legal proceedings currently pending before the Court of Rotterdam.

H.

Parties furthermore agree that they wish to amend the original O&M contract Zonnepark Rilland in relation to the operation and maintenance of the Photovoltaic System, dated October 24, 2018 and entered into by Target and UEE (“O&M Contract”) in accordance with this Agreement.

I.

Parties reached agreement and wish to lay down the terms in this settlement agreement, which is considered to be a settlement agreement within the meaning of article 7:900 et seq. Dutch Civil Code (Burgerlijk Wetboek) (the “Agreement”).

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HAVE AGREED AS FOLLOWS

1.	AMICABLE SETTLEMENT

1.1.	Alternus c.s. pays a total amount of USD 2.000.000,- as an overall settlement amount for any and all outstanding amounts under the Loan, the Penalty and the MSA Consideration (“Settlement Amount”).

1.2.	Alternus c.s. will transfer the Settlement Amount after the signing of this Agreement, to the third party trust bank account of Jones Day:

Bank account:	NL79 ABNA 0551 7240 80
BIC:	ABNANL2A
In the name of:	Jones Day Notary Third Party Trust Account
Citing:	Payment Settlement Agreement Unisun/Alternus

1.3.

Alternus c.s. will ensure that payment of the Settlement Amount to Unisun will occur from the third party trust bank account of Jones Day no later than the end of business on Wednesday 8 April 2020 (“Payment”).

2.	WAIVER OF RIGHTS/FULL AND FINAL SETTLEMENT

2.1.

On the condition precedent (opschortende voorwaarde) of timely Payment of the Settlement Amount in accordance with clause 1 of this Agreement, all Parties waive all known, unknown, present and/or future claims or rights of legal actions, which they have or may have against each other in connection with the above, including but not exhaustive (i) the SPA, whereby Parties specifically acknowledge that clause 2.10 of the SPA shall survive the settlement laid down in this Agreement and remains in full force and effect between the parties to the SPA (for the avoidance of doubt Unisun shall remain entitled to the earn-out payment by Alternus in accordance with the terms and conditions of the SPA), (ii) the Addendum, (iii) the Loan Agreement, (iv) the MSA, (v) the transfer of the shares of the Target and (vi) the transaction in general. Unisun hereby lifts the three pre-judgment attachments on the shares of AEN 01, AE Europe and Zonnepark Rilland and withdraws the legal proceedings currently pending before the Court of Rotterdam.

2.2.

Without prejudice to the obligations resulting from this Agreement, Parties grant each other full and final discharge (finale kwijting) in respect of (i) the SPA, whereby Parties specifically acknowledge that clause 2.10 of the SPA shall survive the settlement laid down in this Agreement and remains in full force and effect between the parties to the SPA (for the avoidance of doubt Unisun shall remain entitled to the earn-out payment by Alternus in accordance with the terms and conditions of the SPA), (ii) the Addendum, (iii) the Loan Agreement, (iv) the MSA, (v) the transfer of the shares of the Target and (vi) the transaction in general.

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3.	AMENDMENT TO O&M CONTRACT

3.1.	Target and UEE hereby agree that the O&M Contract will be amended as follows:

-	Clause 6 “Bonus Mechanism” of the O&M Contract will be deleted in its entirety and will consequently have no further force or effect.

-

In clause 7.1 of the O&M Contract the defined term: the “Contract Price” shall have the meaning: an initial annual fee of EUR 10,350 per MWp from the commencement of the effective date of the SPA, being July 29, 2019, and will be subject to annual price adjustment in line with the Netherlands CPI, subject however that the contract value will increase by a maximum of 1.5% per annum for the Term of the Contract.

3.2.

Parties hereby agree that this amendment to the O&M Contract shall become effective as of July 29, 2019, the date of the full execution of the SPA, and shall be binding upon and inure to the benefit of the parties thereto, their successors and assigns.

3.3.	The provisions of the O&M Contract shall, save as set forth in this Agreement, continue in full force and effect, and shall be read and construed as one document with this Agreement.

4.	CONFIDENTIALITY/ PUBLICITY

4.1.

The Parties (including their individual directors, officers and employees) will hold in confidence any information on the dispute between the Parties, the negotiations which led up to this Agreement, and will not disclose this Agreement or any documents related to this Agreement, in any form whatsoever to third parties.

4.2.	The confidentiality obligations set out in sub clause 4.1 do not apply if and to the extent that:

a.	Alternus and Unisun consent in writing to the disclosure;

b.	there is a legal obligation to disclose information regarding the Agreement or a legal obligation to submit (a copy of) the Agreement;

c.	(information regarding) the Agreement is already in the public domain, unless such is a result of a breach of this Agreement by the Party to whom the confidentiality obligations extend;

d.	communication with the Party’s professional advisors and (re)insurers is involved;

e.	such disclosure is made in connection with an action to enforce this Agreement.

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5.	MISCELLANEOUS

5.1.

To the extent permitted by law, the Parties hereby waive their rights under articles 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of this Agreement on the grounds of breach (toerekenbare tekortkoming) or error (dwaling).

5.2.

In the event that an article of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of the Agreement shall continue to be effective to the extent that, in view of this Agreement’s substance and purpose, such remainder is not inextricably related to and therefore in severable from the invalid, illegal, not binding or unenforceable provision. The Parties shall make every effort to reach agreement on a new respective article which differs as little as possible from the invalid, illegal, not binding or unenforceable article, taking into account the substance and purpose of this Agreement.

5.3.	This Agreement is considered to be a settlement agreement (vaststellingsovereenkomst) within the meaning of article 7:900 of the Dutch Civil Code.

5.4.

This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relative to said subject matter.

5.5.	This Agreement may only be amended in writing and such amendment signed by each of Alternus and Unisun.

5.6.	Each Party will bear its own costs in connection with the negotiation, closing and execution of this Agreement.

6.	GOVERNING LAW AND JURISDICTION

6.1.	This addendum and any contractual or non-contractual obligations arising out of or in connection to this addendum are governed by and shall be construed in accordance with the laws of the Netherlands.

6.2.

The Parties agree that any dispute arising out of or in connection with this addendum, whether contractual or non-contractual, shall be exclusively submitted to the jurisdiction of the competent court in Rotterdam, the Netherlands.

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This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

Thus agreed,

/s/ Vincent Browne	/s/ Vincent Browne
Alternus	AEN 01
Name: V. Browne	Name: V. Browne
Position: Chief Executive Officer	Position: Managing director
Date: April 1, 2020	Date: April 1, 2020

/s/ Vincent Browne	/s/ Vincent Browne
AE Europe	Zonnepark Rilland
Name: V. Browne	Name: V. Browne
Position: Managing director	Position: Managing director A
Date: April 1, 2020	Date: April 1, 2020

/s/ Han Feng Yu
Unisun
Name: Han Feng Yu
Position: Director
Date: April 7, 2020

/s/ Han Feng Yu
UEE
Name: Han Feng Yu
Position: Director
Date: April 7, 2020

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